Exhibit 8.1

KIRKLAND & ELLIS LLP

AND AFFILIATED PARTNERSHIPS

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

212 446-4800

www.kirkland.com

March 15, 2004

Cable Design Technologies Corporation

1901 North Roselle Road

Schaumburg, IL 60195

Attn: Charles B. Fromm

Re: Convertible Debentures Registration

Dear Sirs:

In connection with the proposal to register the resale of 4.00% Convertible Subordinated Debentures due 2023 (the “Debentures”) of Cable Design Technologies Corporation (“CDT”) and the shares of common stock of CDT into which the Debentures are convertible, as described in Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”), dated March 15, 2004 and filed with the Securities and Exchange Commission on March 15, 2004, you have requested our legal opinion concerning certain United States federal income tax consequences to a holder of the Debentures.

We have examined the Registration Statement and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinion contained herein. In rendering our opinion, we have expressly assumed that any representations made by you and contained or described in the Registration Statement are true and correct.

Based on the foregoing, and subject to the discussion set forth under the caption “United States Federal Income Tax Consequences” in the Registration Statement, it is our opinion that the discussion set forth under the caption “United States Federal Income Tax Consequences” in the Registration Statement is based upon reasonable interpretations of existing law and fairly summarizes the United States federal income tax considerations that are likely to be material to a holder of Debentures.

Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”), Treasury regulations promulgated and proposed thereunder (the “Regulations”), current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures and existing judicial decisions as of the date of this letter. All such provisions of the Code, Regulations, judicial decisions, and

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KIRKLAND & ELLIS LLP

Cable Design Technologies Corporation

March 15, 2004

administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP